Exhibit 99.1

NEWS RELEASE

Contact: Rebecca L. Kreitsek, Senior Vice President, Human Resources (215) 997-1800 Visit our website - www.dormanproducts.com

Dorman Products, Inc. Announces Executive Succession

•	Steven L. Berman appointed to serve as Executive Chairman

•	Mathias J. Barton succeeds Steven L. Berman as Chief Executive Officer

COLMAR, PENNSYLVANIA (September 24, 2015) – Dorman Products, Inc. (NASDAQ:DORM) (the “Company”) today announced that Mathias J. Barton, has been appointed to serve as the Company’s Chief Executive Officer. Mr. Barton succeeds Steven L. Berman, who has assumed the role of Executive Chairman. The appointments of Mr. Barton as CEO and Mr. Berman as Executive Chairman represent the next step in the Company’s long-term succession plan.

In connection with Mr. Berman’s appointment as Executive Chairman, Paul R. Lederer, the Company’s Lead Director, said “Under Steven’s leadership, the Company has become a major force in the Automotive Aftermarket and we are pleased that such an impactful industry leader as Steven will continue to serve the Company as its Executive Chairman.”

With regard to his appointment as Executive Chairman, Mr. Berman said “I am thrilled to have this opportunity to continue contributing to the Company’s growth. I intend to devote most of my time as Executive Chairman to strategic planning initiatives and identifying target acquisitions. This change represents the next step in our succession planning process”.

Mr. Steven Berman co-founded the Company along with his late brother Richard Berman. Mr. Berman became Chairman and Chief Executive Officer in January 2011. He previously held the positions of President of the Company from October 24, 2007 to January 30, 2011. Prior to October 24, 2007, he served as Executive Vice President of the Company since its inception in 1978. Mr. Berman also has served on the Company’s Board of Directors and as Secretary and Treasurer of the Company since its inception in 1978.

In connection with Mr. Barton’s appointment as Chief Executive Officer, Mr. Berman said “Matt has been hand-picked by the Board to succeed me as CEO and we are elated to have him. Matt’s leadership and industry insight has been instrumental in our growth. He has the management experience, passion, and drive to lead the Company going forward.”

Mr. Barton currently serves on the Company’s Board of Directors and as the Company’s President, a position he has held since August 2013. Mr. Barton joined the Company in November 1999 as Senior Vice President, Chief Financial Officer and served in that capacity until February 2011 when he was appointed as the Company’s co-President. Prior to joining the Company, Mr. Barton served as Senior Vice President and Chief Financial Officer of Central Sprinkler Corporation, a manufacturer and distributor of automatic fire sprinklers, valves, and component parts. From May 1989 to September 1998, he was employed by Rapidforms, Inc., most recently as Executive Vice President and Chief Financial Officer.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are neither promises or guarantees and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, including, without limitation, the risks described in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2014. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.